EXHIBIT 4.01

                                                              NON-QUALIFIED PLAN

                              CONSULTING AGREEMENT


     On this 18th day of October, 2002, this Consulting Agreement (the "Agreement") is entered by and between INTERNATIONAL AUTOMATED SYSTEMS, INC., a Utah corporation, (hereinafter referred to as "IAS" or Company) and RANDALE JOHNSON, LAGRAND JOHNSON, S. CURTIS SNOW, CHRISTOPHER TAYLOR, ROBERT BEAN, GLENDA BUCHANAN, and WALLACE BOYACK (hereinafter collectively and individually referred to as "Consultants). Consultants principal place of business is located as stated herein. IASs place of business is 326 North S.R. 198, Salem, Utah 84653.

1. Parties.

     Consultants are engaged to perform consulting services for the Company which services have not been and shall not be related to equity formation or capital raising activities and specifically are not in connection with the offer or sale of securities in a capital-raising transaction. Consultants shall provide services which benefit the Company. Some of the Consultants are also employees of the Company, but upon approval and review of the Board of Directors, may be considered Consultants under this Agreement. All consulting services under this Agreement shall be performed within the next 180 days from the date hereof. Consultants shall provide planning and development of the Companys technologies and other services as designated with the Board of Directors.

2. The Companys Responsibilities, Duties and Obligations.

     A. The Company has the following responsibilities:
     1. The Company shall provide shares of common stock (Shares) as compensation to Consultants for the consulting services under this Agreement as set forth on Exhibit A. Further, the Company shall provide any information which it can reasonably provide to assist in the filing of the Form S-8 with the U.S. Securities and Exchange Commission.
     2. The Company shall use its best efforts to file all periodic reports in a timely manner.
     3. The Company shall provide all information and data as needed by the Consultants under this Agreement
     4. The Company agrees to compensate the law firm of Wallace T. Boyack, P.C. in the amount of 20,000 shares for services to be performed in filing the S-8 registration statement.

3. Consultants Rights, Duties and Obligations.

     A. Consultants, individually or jointly, shall do the following:
     1. Consultants shall provide assistance to IAS including, but not limited to, the development, commercialization, promotion, advancement, and maturation of the technology and of IAS.
     2. Consultants shall use best efforts in performing their services. The immediate term of this Agreement shall be one hundred and eighty days.
     3. Consultants in filing the Form S-8 shall make complete and accurate statements and representations as required and shall comply with all requirements relating to the filing on Form S-8.
     4. Consultants shall be subject to the direction of IAS officers in performing the consulting services. All services shall be performed in discussion between IAS and Consultants. Consultants, who are employees, acknowledge that the services they provide as consultants shall not be the same as services provided as employees.
     5. Consultants agree to accept as full and complete compensation for their services as consultants the Shares as stated on Exhibit A except employees shall be entitled to receive their normal compensation.

4. No Rights or Interest Acquired.

     By operation of this Agreement or in any other manner Consultants shall not have and hereafter shall not have any interest of any kind in the Companys products or other projects for which Consultants are providing consulting services. Further, Consultants acknowledge IAS right to its products and services and Consultants agree never to challenge IAS rights to and ownership of any of IAS products or technology. Consultants acknowledge that they, individually and jointly, have no right to or interest of any kind in IAS technology or trade secrets or any information related in any manner to the technology or trade secrets.

5. Termination and Breach of this Agreement.

     Either party may terminate this Agreement upon thirty days written notice to the other explicitly stating that this Agreement shall be terminated. Upon the termination of this Agreement Consultants agree to return any and all property pertaining in any way to the Company and its products, technology or trade secrets within a reasonable time after termination. Any notice shall be given to the party at the address listed herein.

6. Non-Disclosure and Confidentiality.

     Consultants shall not other than in the ordinary and necessary course of this Agreement at any time or in any manner, either directly or indirectly, use, divulge, disclose or communicate to any person, entity, firm or corporation in any manner whatsoever, any information concerning any matter affecting or relating to IAS business, including but not limited to information regarding customers, trade secrets, price structure, and profits; and any information concerning the Companys technology and any information pertaining to the Companys products, any successor products, or any future products or services provided including, but not limited to, structure, specifications, operations, plans, processes, designs, concepts, data, marketing plans, marketing schedules, or procedures. Consultants agree that all the foregoing shall be deemed to be the Companys property and shall be acknowledged to confidential, material and important.

7. Arbitration

     A. Resolution of Disputes. Any dispute arising under or related to this Agreement that can not be reasonably resolved by the mutual efforts of the parties shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration hearing shall be conducted by a single neutral arbitrator appointed in accordance with said rules, who shall be knowledgeable in the industry but not affiliated with any party. The arbitrator shall have no power to alter or modify any provision of this Agreement or to render any decision which by its terms affects any such alteration or modification or is otherwise inconsistent with this Agreement. The parties agree that any arbitration hearing shall only be held in Salt Lake City, Utah.

     B. Expenses. All expenses in connection with such arbitration, including a reasonable compensation to the arbitrator, shall be divided equally among the parties, with the exception of expenses of witnesses and employees of the parties hereto, which, unless otherwise determined by the arbitrator, shall be borne by the party incurring them; except the prevailing party in any such arbitration shall be entitled to an award of its reasonable attorneys' fees and expenses.

8.  FORCE MAJEURE

     A. Suspension of Obligations. The Company shall not be considered to be in breach of or default under this Agreement in the event and for as long as the Company is prevented from fulfilling its obligations by reason of Force Majeure as defined.

     B. Definition. The term "Force Majeure, shall be deemed for the purposes of this Agreement to mean any cause or condition beyond any partys reasonable control which such party is unable to overcome by the exercise of reasonable diligence including, but not limited to, mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, terrorism, insurrection, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accident to equipment and other operating facilities, acts of military authority and any other cause, whether of the kind herein enumerated or otherwise, not within the control of the parties and which, the parties are unable to prevent or overcome. Should there be an event of Force Majeure affecting performance under this Agreement, such event will be remedied with all reasonable dispatch to ensure resumption of normal performance.

9.  Indemnification.

     A. Each individual Consultant agrees that he shall indemnify and hold the Company harmless from any actions or claims asserted against the Company based on the his or her conduct and actions.

     B. The Company agrees that it shall indemnify and hold Consultant harmless from any actions or claims asserted against Consultant based on the conduct and actions or services performed for the Company.

10.  Status of Parties and Assignability of Agreement.

     The Company as one party and Consultants as the other party are each acting as an independent contractor in performing this Agreement and each is not an employee (other than those consultants who are also employees) or partner of the other. Neither party shall be the agent for other party except as stated herein and each party and shall not have the power to bind contractually the other. Consultants may not assign this Agreement without the Companys written consent. Provisions of this Agreement will survive its termination. No partnership between the parties shall be created by this Agreement or its operations.

11. Severability and Attorneys Fees.

  All agreements and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid in court, this Agreement shall be interpreted as if such valid terms or covenants were not contained herein; but all other conditions shall be valid and enforceable. If either party to this Agreement seeks to enforce any of its provisions, the prevailing party shall be entitled to recover his attorney's fees and expenses incurred in such action. This Agreement shall be interpreted under the laws of the State of Utah.

12. Written Waiver Required.

     Neither party may waive or release any of its rights or interests in this Agreement except in writing. Failure to assert any right arising from this Agreement shall not be deemed or construed as a waiver of such right.

13. Entire Agreement.
     This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations, agreements, and understandings, and any and all such matters are merged into, extinguished by, and completely expressed herein.

14. Damages Limited to Actual Damages.

     Either party shall have the right to seek from the other party only actual damages and not consequential, special, liquidated, loss of profits, or punitive damages for any breaches of this Agreement or claimed breaches of this Agreement or any claims arising from transactions in any manner related to this Agreement.
15. Construction.

     The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. Neither party shall be deemed to be the draftor or preparer of the Agreement and any ambiguities may not be construed against either party as the draftor, scrivener or preparer. The term he shall also include, where appropriate she.

(THIS SPACE INTENTIONALLY LEFT BLANK)
//////
/////
///
//
/

     In Witness Whereof, the Company and Consultants have signed this Agreement to be given effect as of the date written above.

Consultants

LaGrand Johnson                         Randale Johnson


Address:                                          Address:


Robert Bean                                  Christopher Taylor

________________________           ______________________________
Address:                                          Address:


S. Curtis Snow                               Glenda Buchanan

________________________           ______________________________
Address:                                          Address:


                              Wallace Boyack

                              ______________________________
                              Address:



                              INTERNATIONAL AUTOMATED SYSTEMS, INC.



                              By
                              Date





EXHIBIT A

     NAME                     NUMBER OF SHARES
     LaGrand Johnson               250,000
     Randale Johnson               250,000
     Robert Bean                   100,000
     Christopher Taylor            100,000
     S. Curtis Snow                100,000
     Glenda Buchanan                65,000
     Wallace Boyack                 20,000